Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
chatAND, Inc.
New York, New York

We consent to the use of our Independent Registered Public Accounting Firm Report dated September 2, 2011, on our audit of the financial statements of chatAND, Inc. as of December 31, 2010 and the related statements of operations, stockholders’ equity and cash flows from May 14, 2010 (Inception) through December 31, 2010 to be included in this Initial Registration Statement on Form S-1 to be filed with the Commission on or about September 2, 2011.   We also consent to the reference to us under the heading “Experts” in such Initial Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
September 2, 2011